Exhibit 99.1

Span-America Reports First Quarter 2014 Results

GREENVILLE, S.C.--(BUSINESS WIRE)--January 29, 2014--Span-America Medical Systems, Inc. (NASDAQ:SPAN) today reported its results for the first fiscal quarter ended December 28, 2013. Net income for the first quarter of fiscal 2014 was $666,000, or $0.22 per diluted share, compared with $1.4 million, or $0.46 per diluted share, in the first quarter of fiscal 2013. Net sales for the first quarter of fiscal 2014 were $14.9 million compared with $21.7 million in the first quarter of fiscal 2013.

“Span-America’s first quarter sales and earnings were below the record sales level set in the first quarter last fiscal year due primarily to lower sales of consumer bedding products,” stated Jim Ferguson, president and chief executive officer of Span-America. “Last year, we benefited from a consumer promotion with a large retail customer that generated $5.8 million in sales. This promotion was not repeated in the most recent quarter and resulted in lower consumer sales, reduced gross profit and lower net income compared with the first quarter of last fiscal year.

“Our outlook for fiscal 2014 is positive for our medical segment due to the expected contribution from new products and continued cross-selling efforts for our beds and therapeutic support surfaces. As previously announced, we expect the growth in our medical business to be offset by the loss of a large retail customer that selected a different supplier in a routine competitive bidding process for their everyday consumer bedding products. We expect the loss of the consumer retail account to lower full fiscal year 2014 earnings by $0.10 to $0.15 per diluted share compared with fiscal 2013. Since our first quarter’s performance was close to our expectations, we remain comfortable with the upper end of the previously announced range as an estimate for our earnings decline in fiscal year 2014. We expect to update that estimate at the end of the second quarter of fiscal 2014,” continued Ferguson.

First Quarter Results

Sales for the first quarter of fiscal 2014 decreased 31% to $14.9 million compared with $21.7 million in the first quarter of fiscal 2013. As previously noted, most of the sales decline came from a seasonal promotion of consumer products that took place in November 2012 and was not repeated in November 2013.

Total medical sales decreased 3% to $10.6 million for the first quarter of fiscal 2014 compared with $10.9 million in the first quarter of 2013, primarily due to lower sales of positioners, overlays and seating products. This was partially offset by a 3% sales increase in therapeutic support surfaces, our largest medical product line. This marked our 11th consecutive quarter-over-quarter sales growth in our therapeutic support surface product line. Sales of therapeutic support surfaces rose to $5.5 million in the first quarter this year compared with $5.4 million in the year-earlier quarter. Most of the growth in this product line came from our PressureGuard® Custom Care®, and Easy Air® support surfaces.

In other medical product lines, sales of our M.C. Healthcare products were level at $2.4 million in each first quarter period. Sales of our positioners, overlays, seating and bedside safety products were down 16% during the first quarter due to lower demand. Sales of our Selan® skin care products increased by 13% compared with the first quarter of fiscal 2013.

“We have had excellent customer interest in our new Encore™ bed for the long-term care market, and we expect it to be a growing contributor to our sales in future quarters,” noted Ferguson. “We expect the combination of the Encore bed and our broad line of therapeutic support surfaces to expand our sales opportunities to new and existing customers.”

Total custom products sales were down 60% during the first quarter to $4.3 million compared with $10.8 million in the first quarter last year. Our custom products segment consists of consumer bedding and specialty industrial foam products.

Consumer bedding sales were down 66% to $3.4 million compared with $10.0 million in the first quarter of fiscal 2013. Last year’s November seasonal promotion added $5.8 million to first quarter fiscal 2013 sales. The lack of this promotion in the first quarter this year accounted for 87% of the decrease in consumer bedding sales compared with the first quarter of last year. Excluding the promotion, consumer bedding sales would have been down 20% in the first quarter of fiscal 2014 compared with the first quarter of fiscal 2013, mostly due to lower volume from a large retail customer. We previously announced that this customer selected a different supplier for their everyday consumer bedding products during a routine competitive bidding process. We expect to make our last shipments to this customer in February 2014 under the current arrangement.

In our custom products segment, Internet sales of our consumer bedding products increased 26% to $302,000 from $239,000 in the first quarter last year. Industrial sales increased 16% to $881,000 in the first quarter of this year compared with $763,000 in the first quarter last year. Most of the industrial sales growth was generated from new customers and higher sales to existing customers.

The decline in sales of consumer bedding products compared with the first quarter of last fiscal year reduced first quarter’s gross profit and net income. Gross profit declined 22% to $4.8 million in the first quarter of fiscal 2014 compared with $6.1 million in the first quarter last year. The gross margin percentage increased to 32.2% in the first quarter this year compared with 28.4% in the same quarter last year and benefited from the shift in sales mix toward the medical segment, which has a higher gross margin than the custom products segment. Medical sales made up 71% of total company sales in the first quarter of fiscal 2014 compared with 50% in the first quarter last year.

Selling and marketing expenses decreased by 7% compared with the first quarter of last year due primarily to lower shipping costs in the medical segment. R&D expenses were down by 16% compared with the first quarter of last year due to the completion of several new product development projects in the medical segment. Administrative expenses decreased by 4% due mainly to higher income from the cash value of corporate-owned life insurance policies compared with the first quarter of last year.

Operating income decreased by 52% to $1.0 million in the first quarter of fiscal 2014 compared with $2.1 million in the first quarter last year. First quarter net income declined 51% to $666,000, or $0.22 per diluted share, compared with $1.4 million, or $0.46 per diluted share, in the first quarter last year. The first quarter earnings decline was due primarily to lower sales volume of consumer bedding products.

Future Outlook

“We expect modest growth in medical segment sales and earnings during the remainder of fiscal 2014,” continued Mr. Ferguson. “We expect to benefit from the contribution of new medical products, improved cross-sales of medical beds and support surfaces and our expectation of slowly rising demand for capital goods in the medical markets we serve.

“We expect lower sales of consumer bedding products for the remainder of fiscal 2014 due to the previously reported loss of one of our large retail customers that selected a different supplier in a routine competitive bidding process for their everyday consumer bedding products. We expect sales will continue to this customer through February 2014 when they are expected to transition to their new supplier.

“We are working closely with Hollander Home Fashions, our exclusive marketing partner for consumer bedding products, to add new retail customers. We expect the addition of new customers for our consumer bedding products in fiscal 2014 should partially offset the sales lost from the previous customer. In addition, we expect higher sales from our industrial product lines due to the addition of new business as well as growth from existing customers,” concluded Ferguson.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Encore™, Maxxum, Advantage and Rexx bed frames as well as related case goods, tables and seating products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “may,” “believes,” “anticipates,” “should” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated growth in sales of medical and industrial products in fiscal 2014, (b) the possibility that sales to the retail customer described above could decline faster than we currently expect, (c) the possibility of disruptions in our consumer products business related to the transfer of our exclusive distribution agreement from Louisville Bedding Company to Hollander Home Fashions on May 24, 2013 as a result of the sale of Louisville Bedding’s utility bedding retail business to Hollander, (d) the possibility of a loss of a key customer or distributor for our products, (e) the addition of risks caused by the acquisition of M.C. Healthcare, including those related to business integration, international operations and foreign exchange, (f) the possibility of having material uncollectible receivables from one or more key customers or distributors, (g) the potential for volatile pricing conditions in the market for polyurethane foam, (h) raw material cost increases, (i) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (j) the potential for lost sales due to competition from low-cost foreign imports, (k) changes in relationships with large customers or key suppliers, (l) the impact of competitive products and pricing, (m) government reimbursement changes in the medical market, (n) FDA and Health Canada regulation of medical device manufacturing and (o) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

		Three Months Ended
		Dec. 28,	Dec. 29,
		2013	2012	% Chg

	Net sales	$14,853,277	$21,660,524	-31%
	Cost of goods sold	10,065,482	15,517,417	-35%
	Gross profit	4,787,795	6,143,107	-22%
		32.2%	28.4%

	Selling and marketing expenses	2,487,050	2,671,681	-7%
	Research and development expenses	288,770	344,965	-16%
	General and administrative expenses	1,006,964	1,049,303	-4%
		3,782,784	4,065,949	-7%

	Operating income	1,005,011	2,077,158	-52%
		6.8%	9.6%
	Non-operating income (expense):
	Interest expense	(3,194)	(5,717)	44%
	Investment income and other	9,312	(4,732)	297%
	Net non-operating income (expense)	6,118	(10,449)	159%

	Income before income taxes	1,011,129	2,066,709	-51%

	Income taxes	345,000	703,000	-51%
	Net income	$666,129	$1,363,709	-51%
		4.5%	6.3%

	Net income per common share:
	Basic	$0.23	$0.47	-51%
	Diluted	0.22	0.46	-51%

	Dividends per common share (1)	$0.140	$1.125	-88%

	Weighted average shares outstanding:
	Basic	2,927,416	2,921,162	0%
	Diluted	2,977,241	2,980,192	0%

	Supplemental data:
	Depreciation expense	$179,794	$183,596	-2%
	Amortization expense	138,442	134,635	3%

(1)	Dividends per common share include a special dividend of $1.00 per share paid on December 4, 2012.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	Dec. 28,	Sept. 28,
	2013	2013
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$5,275,197	$5,424,521
Accounts receivable, net of allowances	7,347,728	7,787,837
Inventories	6,310,804	6,445,950
Deferred income taxes	348,950	348,950
Prepaid expenses	806,772	698,003
Total current assets	20,089,451	20,705,261

Property and equipment, net	5,188,396	5,136,535
Goodwill	4,391,411	4,487,546
Intangibles, net	3,216,996	3,430,349
Other assets	2,617,385	2,616,937
	$35,503,639	$36,376,628

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,282,412	$2,658,125
Accrued and sundry liabilities	2,526,354	2,875,600
Total current liabilities	4,808,766	5,533,725

Deferred income taxes	192,262	194,883
Deferred compensation	515,043	534,239
Total long-term liabilities	707,305	729,122

Total liabilities	5,516,071	6,262,847

Shareholders' equity
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,927,416 at Dec. 28, 2013 and at Sept. 28, 2013	2,626,526	2,626,526
Additional paid-in capital	879,153	872,494
Retained earnings	27,084,303	26,828,012
Accumulated other comprehensive loss	(602,414)	(213,251)
Total shareholders' equity	29,987,568	30,113,781

	$35,503,639	$36,376,628

Note: The Balance Sheet at September 28, 2013 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer